TCP Capital Corp. Expands Credit Facility with

Deutsche Bank AG to $150 Million

New Terms Extend Maturity Date, Lower Interest Rate

SANTA MONICA, Calif. – February 21, 2014 – TCP Capital Corp. ("we," "us," "our," "TCPC" or the "Company"), a business development company ("BDC") (NASDAQ: TCPC), today announced that it has amended its revolving credit facility with Deutsche Bank AG to extend the maturity date from May 15, 2016 to May 15, 2017 and expand the credit facility from $100 million to $150 million. The interest rate under the credit facility was reduced from a rate of LIBOR plus 2.75% per annum to a rate of LIBOR plus 2.50% per annum, subject to certain minimum draw requirements. The credit facility expansion is effective March 15, 2014.

TCP Capital Corp.'s Chairman and CEO Howard Levkowitz stated, “We are extremely pleased to amend this credit facility on attractive terms. By expanding this facility, we can tap additional capital to take advantage of middle-market investment opportunities we are seeing across a diverse range of industries.”

About TCP Capital Corp.

TCP Capital Corp. (NASDAQ: TCPC) is a specialty finance company focused on performing credit lending to middle-market companies with established market positions. TCPC focuses on companies with differentiated products and strong regional or national operations and where it has deep industry knowledge and expertise. TCPC’s investment objective is to seek to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. TCPC is a publicly-traded business development company, or BDC, regulated under the Investment Company Act of 1940 and is externally managed by its advisor, Tennenbaum Capital Partners, LLC, a leading alternative investment manager. For more information, visit www.tcpcapital.com.

Forward-Looking Statements

Prospective investors considering an investment in TCP Capital Corp. should consider the investment objectives, risks and expenses of the company carefully before investing. This information and other information about the company are available in the company's filings with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Prospective investors should read these materials carefully before investing.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in general economic conditions or changes in the conditions of the industries in which the company makes investments, risks associated with the availability and terms of financing, changes in interest rates, availability of transactions, and regulatory changes. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in the "Risks" section of the company's prospectus dated December 10, 2013 and its preliminary supplement dated December 16, 2013 and the company's subsequent periodic filings with the SEC. Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Forward-looking statements are made as of the date of this press release, and are subject to change without notice. The company has no duty and does not undertake any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

Contact

TCP Capital Corp.
Jessica Ekeberg, 310-566-1094
investor.relations@tcpcapital.com